SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13D-1 (b) AND (c)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. )*

                                 DENDREON, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    24823Q107
                           ---------------------------
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 21 Pages

CUSIP No. 24823Q107                     13G                   Page 2 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures III, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,508,337
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,508,337
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,508,337
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.58%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 24823Q107                     13G                   Page 3 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners III, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,508,337
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,508,337
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,508,337
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.58%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 24823Q107                     13G                   Page 4 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures IV, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          736,600
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       736,600
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    736,600
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.40%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 24823Q107                     13G                   Page 5 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners IV, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          736,600
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       736,600
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    736,600
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.40%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 24823Q107                     13G                   Page 6 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures V, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          564,384
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       564,384
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    564,384
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 24823Q107                     13G                   Page 7 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners V, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          564,384
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       564,384
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    564,384
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 24823Q107                     13G                   Page 8 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,809,321
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,809,321
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,809,321
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    17.58%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 24823Q107                     13G                   Page 9 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Harold R. Werner
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,809,321
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,809,321
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,809,321
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    17.58%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 24823Q107                     13G                  Page 10 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    William Crouse
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       7,500
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,809,321
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             7,500
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,809,321
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,816,821
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    17.61%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 24823Q107                     13G                  Page 11 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    John W. Littlechild
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,809,321
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,809,321
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,809,321
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    17.58%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 24823Q107                     13G                  Page 12 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Christopher Mirabelli
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          564,384
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       564,384
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    564,384
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 24823Q107                     13G                  Page 13 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Augustine Lawlor
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          564,384
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       564,384
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    564,384
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.

      (a)   Name of Issuer:

            Dendreon Corporation

      (b)   Address of Issuer's Principal Executive Offices:

            3005 First Avenue
            Seattle, Washington 98121

Item 2.

      (a)   Name of Person Filing:

            HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor. See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

      (b)   Address of Principal Business Office or, if none, Residence:

            The business address for HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Messrs. Littlechild, Mirabelli and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

      (c)   Citizenship:

            HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor are each United States citizens.

      (d)   Title of Class of Securities:

            Common Stock, par value $.001 (the "Shares").

--------
      (1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP III, HCP IV and HCP V, the general partner of each of HCV III, HCV IV and HCV V, respectively, the record holders of Issuer's securities. In addition, Messrs. Mirabelli and Lawlor are also general partners of HCP V, the general partner of HCV V, the record holder of the Issuer's securities.

      (e)   CUSIP Number:

            24823Q107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Inapplicable.

Item 4. Ownership.

      (a)   Amount Beneficially Owned:

            As of December 31, 2000: HCV III and HCP III beneficially owned 2,508,337 Shares consisting of 2,423,699 Shares of the Issuer's Common Stock and immediately exercisable warrants to purchase 84,638 Shares of the Issuer's Common Stock; HCV IV and HCP IV beneficially owned 736,600 Shares consisting of 711,745 Shares of the Issuer's Common Stock and immediately exercisable warrants to purchase 24,855 Shares of the Issuer's Common Stock; HCV V and HCP V beneficially owned 564,384 Shares of the Issuer's Common Stock; Dr. Cavanaugh and Messrs. Werner and Littlechild beneficially owned 3,809,321 Shares consisting of 3,699,828 Shares of the Issuer's Common Stock and immediately exercisable warrants to purchase 109,493 Shares of the Issuer's Common Stock; Mr. Crouse beneficially owned 3,816,821 Shares consisting of 3,699,828 Shares of the Issuer's Common Stock, immediately exercisable warrants to purchase 109,493 Shares of the Issuer's Common Stock and, immediately exercisable options to purchase 7,500 Shares of the Issuer's Common Stock(2) ; and Messrs. Mirabelli and Lawlor beneficially owned 564,385 Shares of the Issuer's Common Stock.

      (b)   Percent of Class:

            As of December 31, 2000: the 2,508,337 Shares beneficially owned by HCV III and HCP III constitute 11.58% of the Shares outstanding; the 736,600 Shares beneficially owned by HCV IV and HCP IV constitute 3.40% of the Shares outstanding; and the 564,385 Shares beneficially owned by HCV V and HCP V constitute 2.6% of the Shares outstanding; the 3,809,321 Shares beneficially owned by Dr. Cavanaugh and Messrs. Werner and Littlechild constitute 17.58% of the Shares outstanding; the 3,816,821 Shares beneficially owned by Mr. Crouse constitute 17.61% of the Shares outstanding; and the 564,385 Shares beneficially owned by Messrs. Mirabelli and Lawlor constitute 2.6% of the Shares outstanding.

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

            Mr. Crouse has the sole power to vote or direct the vote as to the 7,500 Shares beneficially owned by him.

--------
      (2) Does not include options to purchase 15,000 Shares of the Issuer's Common Stock, which are not immediately exercisable.

      (ii)  shared power to vote or to direct the vote:

            HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV III.

            HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV IV.

            HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor share the power to vote or direct the vote of those Shares owned by HCV V.

      (iii) sole power to dispose or to direct the disposition of:

            Mr. Crouse has the sole power to dispose or to direct the disposition of the 7,500 Shares beneficially owned by him.

      (iv)  shared power to dispose of or to direct the disposition of:

            HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV III.

            HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV IV.

            HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV V.

Item 5. Ownership of Five Percent or less of a Class:

            Inapplicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

            Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Inapplicable.

Item 8. Identification and Classification of Members of the Group:

            Inapplicable.

Item 9. Notice of Dissolution of Group:

            Inapplicable.

Item 10. Certification:

            By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose.

                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 2, 2001             HealthCare Ventures III, L.P.,
        Princeton, New Jersey        by its General Partner, HealthCare
                                      Partners III, L.P.

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Partners III, L.P.
        Princeton, New Jersey
                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Ventures IV, L.P.,
        Princeton, New Jersey        by its General Partner, HealthCare
                                      Partners IV, L.P.

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Partners IV, L.P.
        Princeton, New Jersey
                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Ventures V, L.P.,
        Princeton, New Jersey        by its General Partner, HealthCare
                                      Partners V, L.P.

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Partners V, L.P.
        Princeton, New Jersey
                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey            ---------------------------------------
                                         James H. Cavanaugh, Ph.D.

Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey            ---------------------------------------
                                         Harold R. Werner


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey            ---------------------------------------
                                         William Crouse


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts         ---------------------------------------
                                         John W. Littlechild


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts         ---------------------------------------
                                         Christopher Mirabelli


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts         ---------------------------------------
                                         Augustine Lawlor

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

            The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Dendreon Corporation and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  February 2, 2001             HealthCare Ventures III, L.P.,
        Princeton, New Jersey        by its General Partner, HealthCare
                                      Partners III, L.P.

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Partners III, L.P.
        Princeton, New Jersey
                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Ventures IV, L.P.,
        Princeton, New Jersey        by its General Partner, HealthCare
                                      Partners IV, L.P.

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Partners IV, L.P.
        Princeton, New Jersey
                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Ventures V, L.P.,
        Princeton, New Jersey        by its General Partner, HealthCare
                                      Partners V, L.P.

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Partners V, L.P.
        Princeton, New Jersey
                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey            ---------------------------------------
                                         James H. Cavanaugh, Ph.D.

Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey            ---------------------------------------
                                         Harold R. Werner


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey            ---------------------------------------
                                         William Crouse


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts         ---------------------------------------
                                         John W. Littlechild


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts         ---------------------------------------
                                         Christopher Mirabelli


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts         ---------------------------------------
                                         Augustine Lawlor